Entergy
639 Loyola Avenue
New Orleans, LA  70113

Date:	January 30, 2007
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

News
Release

Exhibit 99.2

Entergy Reports Fourth Quarter Earnings

New Orleans, La. - Entergy Corporation (NYSE:ETR) today reported fourth quarter 2006 as-reported earnings of $268.3 million, or $1.27 per share, compared with $90.2 million, or 43 cents per share, for fourth quarter 2005. On an operational basis, Entergy's fourth quarter 2006 earnings were $166.9 million, or 79 cents per share, compared with $123.7 million, or 59 cents per share, in fourth quarter 2005.

For the year, Entergy's as-reported earnings were $1.1 billion, or $5.36 per share, and operational earnings were $997.7 million, or $4.72 per share. These results compare with as-reported earnings of $898.3 million, or $4.19 per share, and operational earnings of $943.1 million, or $4.40 per share.

Entergy Corporation Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures
Fourth Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported Earnings	1.27	0.43	0.84	5.36	4.19	1.17
Less Special Items	0.48	(0.16)	0.64	0.64	(0.21)	0.85
Operational Earnings	0.79	0.59	0.20	4.72	4.40	0.32

*GAAP refers to United States generally accepted accounting principles.

Earnings Highlights for Fourth Quarter 2006

    Utility, Parent & Other had higher operational earnings due to higher revenues from sales growth and constructive rate actions, income associated with a regulatory settlement, and lower income taxes.
    Entergy Nuclear operational earnings decreased as a result of higher income taxes and higher operation and maintenance expense.
    Entergy's Non-Nuclear Wholesale Assets business reported operational results comparable to results in the same period last year.
    Entergy New Orleans lost $19.6 million, or nine cents per share reflecting the ongoing effects of the hurricane, as well as certain actions taken by Entergy New Orleans to stabilize the company's financial condition.

"We faced many challenges in 2006 and made great strides including another record year in terms of safety. Our proudest day, now clearly in sight, will be when our dedicated employees achieve no lost time accidents," said J. Wayne Leonard, Entergy's chairman and chief executive officer. "In 2007 we face a full agenda, and efforts will continue to be focused on superior service for our customers, strong earnings growth for shareholders, and long-term sustainable growth for all our stakeholders."

Other Highlights
    Entergy today announced a $1.5 billion common stock repurchase program to be effective immediately.
    In December 2006, Entergy Gulf States-Texas reached a settlement on its storm cost recovery plan and submitted its storm cost securitization filing to the Public Utility Commission of Texas.
    Approval for the jurisdictional split of Entergy Gulf States into separate Louisiana and Texas entities was received from the Louisiana Public Service Commission in January 2007.
    Entergy won Edison Electric Institute's Emergency Assistance Award, the ninth consecutive year Entergy has been recognized for storm restoration excellence, an achievement unmatched by any other utility. EEI also presented Entergy with the Advocacy Excellence Award for nuclear advocacy and a voter registration campaign among employees.

Utility, Parent & Other

In fourth quarter 2006, Utility, Parent & Other recorded as-reported earnings of $226.6 million, or $1.08 per share, compared to a loss of $0.2 million, or zero cents per share, in fourth quarter 2005. On an operational basis, earnings were $97.5 million, or 47 cents per share, in fourth quarter 2006, compared to $33.4 million, or 16 cents per share, in fourth quarter 2005. As-reported 2006 earnings reflect special items totaling 61 cents per share including: 1) nine cents per share loss at Entergy New Orleans, Inc. in fourth quarter 2006; 2) 26 cents per share gain on the sale of Entergy-Koch Trading based on receipt of final cash distributions; 3) 49 cents per share of tax benefits associated with liquidation of the holding company that owned Entergy's investment in Entergy-Koch, LP and, 4) five cents per share loss from the discontinued competitive retail business in Texas.

Earnings for Utility, Parent & Other in fourth quarter 2006, excluding Entergy New Orleans, primarily reflect higher revenue from sales growth and constructive rate actions, income associated with recording a regulatory asset to reflect a regulatory order issued during the period, and lower income taxes. Partially offsetting these factors were higher operation and maintenance expense due primarily to higher benefits expense, higher interest expense due to debt incurred to pay for storm restoration costs for Hurricanes Katrina and Rita, and the absence of colder-than-normal weather that contributed positively to earnings in fourth quarter 2005.

Excluding Entergy New Orleans, megawatt-hour sales in the residential sector in fourth quarter 2006, on a weather-adjusted basis, were comparable to fourth quarter 2005. Commercial and governmental sales, after adjusting for weather, were up five percent, compared to the prior quarter. Industrial sales experienced an increase of nine percent in fourth quarter 2006, compared to the same period a year ago.

The absence of any increase in the residential segment reflects the lagging return of citizens to storm-affected regions. The quarter over quarter increase in the commercial and industrial sectors reflects rebound from the effect of storms in fourth quarter 2005. The industrial sector has seen some level of recovery in all segments with the exception of pipeline, which continues to experience the effects of periodic interruptions in their operations and mild winter weather.

Entergy New Orleans' results for fourth quarter 2006 are being treated as a special item. As such, its results are included in Utility, Parent & Other as-reported earnings, but are excluded from operational earnings. For fourth quarter 2005, Utility, Parent & Other results include Entergy New Orleans on both as-reported and operational bases. Also, Entergy New Orleans is de-consolidated for both fourth quarter 2006 and fourth quarter 2005 reporting purposes due to uncertainties surrounding the nature, timing, and specifics of the Entergy New Orleans bankruptcy proceedings. Accordingly, revenue and expense explanations provided above exclude the revenues and expenses of Entergy New Orleans.

To ensure continued progress in restoring power and gas service to New Orleans after Hurricane Katrina, on September 23, 2005, Entergy New Orleans filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Entergy New Orleans filed its initial plan of reorganization with the bankruptcy court on October 23, 2006 and filed its fourth amended plan on January 24, 2007. A competing plan has been filed by the unsecured creditors and on January 25, 2007 the bankruptcy court ruled that both Entergy New Orleans' plan and the unsecured creditor's plan could be distributed to all parties in the bankruptcy proceeding for review and consideration for approval. Entergy believes its plan is workable, fair, and in the public interest. For more information on documents filed in this proceeding, including the original plan of reorganization and all amendments, go to www.entergy.com/investor_relations/enoi.aspx.

Entergy New Orleans' results for fourth quarter 2006 reflect a loss of $19.6 million, or nine cents per share. In fourth quarter 2005, Entergy New Orleans also reported a loss in the amount of $19.3 million, or eight cents per share. In fourth quarter 2005 Entergy New Orleans experienced significant reductions in operating revenues due to customer losses as a result of Hurricane Katrina. Fourth quarter 2006 results reflect the ongoing effects of the hurricane as well as certain actions taken by Entergy New Orleans to stabilize the company's financial condition. Results for the current period include higher operation and maintenance expense due to bankruptcy reorganization expenses, including previously waived interest on first mortgage bonds that was accrued and recorded in operation and maintenance expense. Interest had not been accrued since the Chapter 11 bankruptcy filing date in September 2005 for a period of one year as part of a December 2005 agreement between Entergy New Orleans and bondholders. Entergy New Orleans' plan of reorganization provides for a payment equal to the amount of that full year's interest at the time of exit from bankruptcy. Entergy New Orleans' plan of reorganization also provides for interest to unsecured creditors from the bankruptcy filing date, which Entergy New Orleans accrued in fourth quarter 2006. Also, pursuant to an agreement with the bondholders approved by the bankruptcy court, Entergy New Orleans is paying current interest on the bonds which is reflected in interest expense in fourth quarter 2006.

For the year 2006, Utility, Parent and Other earned $838.8 million, or $3.97 per share, on an as-reported basis, compared with $604.2 million, or $2.82 per share, for 2005. Operational earnings in 2006 were $676.2 million, or $3.20 per share, compared to $648.9 million, or $3.03 per share, in 2005. The higher operational earnings in 2006 were due primarily to higher revenues from sales growth and constructive rate actions and lower income taxes.

Entergy Nuclear

Entergy Nuclear earned $57.7 million, or 27 cents per share, on both as-reported and operational bases in fourth quarter 2006. This compares to as-reported and operational earnings of $77.1 million, or 37 cents per share, in fourth quarter 2005. The lower results in fourth quarter 2006 came from higher income taxes and higher operation and maintenance expense due to higher benefits expense. Partially offsetting these effects was higher pricing.

For the year 2006, Entergy Nuclear earned $309.5 million, or $1.46 per share, on both as-reported and operational bases, compared with $282.6 million, or $1.32 per share, for 2005. The increase in 2006 earnings was due primarily to increased revenue from higher contract pricing and higher generation due to fewer outage days and uprates.

Non-Nuclear Wholesale Assets

Entergy's non-nuclear wholesale assets business recorded a loss of $16.0 million, or eight cents per share, on an as-reported basis, and earnings of $11.7 million, or five cents per share, on an operational basis, in fourth quarter 2006. Earnings on both as-reported and operational bases in fourth quarter 2005 were $13.3 million, or six cents per share. Operational results for the current quarter primarily reflect lower income taxes while earnings in fourth quarter 2005 included sales of SO2 allowances. There were no sales of SO2 allowances in the current period.

For the year 2006, Entergy's non-nuclear wholesale assets business lost $15.7 million, or seven cents per share, on an as-reported basis compared to earnings of $11.6 million, or five cents per share, for 2005. Operational earnings for 2006 were $12.0 million, or six cents per share, compared to $11.6 million, or five cents per share, for 2005.

Outlook

Entergy is reaffirming 2007 earnings guidance in the range of $5.40 to $5.70 per share on both as-reported and operational bases. Earnings guidance for 2007 excludes Entergy New Orleans given the uncertainty that remains for this business as it works through its Chapter 11 Bankruptcy proceeding. During 2007, actual results for Entergy New Orleans will be separately identified as a special item for earnings release purposes until such time as Entergy New Orleans emerges from bankruptcy.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Entergy has annual revenues of more than $10 billion and approximately 14,000 employees.

Additional information regarding Entergy's quarter and year-to-date results of operations, regulatory proceedings, and other operations is available in Entergy's investor news release dated January 30, 2007, a copy of which has been filed today with the Securities Exchange Commission on Form 8-K and is available on Entergy's investor relations Web site at www.entergy.com/investor_relations.

In this release and from time to time, Entergy Corporation makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy Corporation believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Except to the extent required by the federal securities laws, Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in these statements. Some of those factors (in addition to the risk factors in the Form 10-K as well as others described in the Form 10-Q for Entergy Corporation and its affiliates and in subsequent securities filings) include: resolution of pending and future rate cases and negotiations, including various performance-based rate discussions and implementation of new Texas legislation, and other proceedings, including those related to the Entergy System Agreement, Entergy's utilities' supply plan, recovery of storm costs, and recovery of fuel and purchased power costs, Entergy's utilities' ability to manage its operation and maintenance costs, the performance of Entergy's Utility and non-utility generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities, the ability to hedge, sell power forward or otherwise reduce the market price risk associated with those facilities, including the Non-Utility Nuclear plants, and the prices and availability of fuel and power Entergy's utilities must purchase for their customers, and Entergy's utilities' ability to meet credit support requirements for fuel and power supply contracts, Entergy Corporation's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, changes in the financial markets, particularly those affecting the availability of capital and Entergy Corporation's ability to refinance existing debt, execute its share repurchase program, and fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in general corporate ratings, and changes in the rating agencies' ratings criteria, changes in inflation, interest rates, and foreign currency exchange rates, Entergy Corporation's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, uranium, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, the establishment of a regional transmission organization that includes the areas served by Entergy's utilities, and the application of market power criteria by the Federal Energy Regulatory Commission, changes in regulation of nuclear generation facilities and nuclear materials and fuel, including possible shutdown of nuclear generating facilities, particularly those in the northeastern United States, uncertainty regarding the establishment of interim or permanent sites for spent nuclear fuel storage and disposal, resolution of pending or future applications for license extensions or modifications of nuclear generating facilities, changes in law resulting from federal energy legislation, including the effects of the Public Utilities Holding Company Act of 1935 repeal, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, and other substances, the economic climate, particularly growth in the areas served by Entergy's utilities, variations in weather and the occurrence of hurricanes and other storms and disasters, including uncertainties associated with efforts to remediate the effects of Hurricanes Katrina and Rita and recovery of costs associated with restoration including Entergy's utilities' ability to obtain financial assistance from governmental authorities in connection with these storms, the outcome of the Chapter 11 bankruptcy proceeding of Entergy New Orleans, Inc. and the impact of this proceeding on other Entergy companies, advances in technology, the potential effects of threatened or actual terrorism and war, the effects of Entergy Corporation's strategies to reduce tax payments, the effects of litigation and government investigations, changes in accounting standards, corporate governance, and securities law requirements, Entergy Corporation's ability to attract and retain talented management and directors.

Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.
Appendix A: Consolidated Earnings - Reconciliation of GAAP to Non-GAAP Measures Fourth Quarter and Year-to-Date 2006 vs. 2005
(Per share in U.S. $)
	Fourth Quarter			Year-to-Date
	2006	2005	Change	2006	2005	Change
As-Reported
Utility, Parent & Other	1.08	-	1.08	3.97	2.82	1.15
Entergy Nuclear	0.27	0.37	(0.10)	1.46	1.32	0.14
Non-nuclear wholesale assets	(0.08)	0.06	(0.14)	(0.07)	0.05	(0.12)
Consolidated As-Reported Earnings	1.27	0.43	0.84	5.36	4.19	1.17

Less Special Items
Utility, Parent & Other	0.61	(0.16)	0.77	0.77	(0.21)	0.98
Entergy Nuclear	-	-	-	-	-	-
Non-nuclear wholesale assets	(0.13)	-	(0.13)	(0.13)	-	(0.13)
Consolidated Special Items	0.48	(0.16)	0.64	0.64	(0.21)	0.85

Operational
Utility, Parent & Other	0.47	0.16	0.31	3.20	3.03	0.17
Entergy Nuclear	0.27	0.37	(0.10)	1.46	1.32	0.14
Non-nuclear wholesale assets	0.05	0.06	(0.01)	0.06	0.05	0.01
Consolidated Operational Earnings	0.79	0.59	0.20	4.72	4.40	0.32

Entergy Corporation
Consolidated Income Statement
Three Months Ended December 31
(in thousands)

	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$2,031,364	$2,209,881	(8.1)
Natural gas	20,708	25,931	(20.1)
Competitive businesses	428,833	416,605	2.9
Total	2,480,905	2,652,417	(6.5)
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	654,725	650,363	0.7
Purchased power	491,682	732,510	(32.9)
Nuclear refueling outage expenses	41,983	42,261	(0.7)
Other operation and maintenance	641,707	569,345	12.7
Decommissioning	37,097	34,542	7.4
Taxes other than income taxes	100,567	98,173	2.4
Depreciation and amortization	232,419	219,221	6.0
Other regulatory (credits) - net	1,830	(5,067)	(136.1)
Total	2,202,010	2,341,348	(6.0)
Operating Income	278,895	311,069	(10.3)
Other Income:
Allowance for equity funds used during construction	7,806	16,322	(52.2)
Interest and dividend income	82,146	34,857	135.7
Equity in earnings (loss) of unconsolidated equity affiliates	66,902	(21,028)	(418.2)
Miscellaneous - net	(680)	9,650	(107.0)
Total	156,174	39,801	292.4
Interest and Other Charges:
Interest on long-term debt	129,393	116,185	11.4
Other interest - net	27,971	21,208	31.9
Allowance for borrowed funds used during construction	(4,943)	(9,587)	(48.4)
Total	152,421	127,806	19.3

Income From Continuing Operations Before Income Taxes	282,648	223,064	26.7
Income Taxes	(1,126)	93,113	(101.2)
Income From Continuing Operations	283,774	129,951	118.4
Loss From Discontinued Operations (net of taxes of ($563) and ($3,823))	(10,326)	(33,508)	(69.2)
Consolidated Net Income	273,448	96,443	183.5
Preferred dividend requirements of subsidiaries and other	5,160	6,210	(16.9)
Earnings Applicable to Common Stock	$268,288	$90,233	197.3

Earnings Per Average Common Share (from continuing operations):
Basic	$1.35	$0.59	128.8
Diluted	$1.32	$0.59	123.7
Loss Per Average Common Share (from discontinued operations):
Basic	($0.05)	($0.16)	(68.8)
Diluted	($0.05)	($0.16)	(68.8)
Earnings Per Average Common Share:
Basic	$1.30	$0.43	202.3
Diluted	$1.27	$0.43	195.3
Average Number of Common Shares Outstanding - Basic	205,741,365	207,495,740
Average Number of Common Shares Outstanding - Diluted	210,615,114	211,267,191

Entergy Corporation
Consolidated Income Statement
Twelve Months Ended December 31
(in thousands)
	2006	2005	% Inc/(Dec)
	(unaudited)
Operating Revenues:
Domestic electric	$9,063,135	$8,446,830	7.3
Natural gas	84,230	77,660	8.5
Competitive businesses	1,784,793	1,581,757	12.8
Total	10,932,158	10,106,247	8.2
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	3,144,073	2,176,015	44.5
Purchased power	2,138,237	2,521,247	(15.2)
Nuclear refueling outage expenses	169,567	162,653	4.3
Other operation and maintenance	2,335,364	2,122,206	10.0
Decommissioning	145,884	143,121	1.9
Taxes other than income taxes	428,561	382,521	12.0
Depreciation and amortization	887,792	856,377	3.7
Other regulatory (credits) - net	(122,680)	(49,882)	145.9
Total	9,126,798	8,314,258	9.8
Operating Income	1,805,360	1,791,989	0.7
Other Income:
Allowance for equity funds used during construction	39,894	45,736	(12.8)
Interest and dividend income	198,835	150,479	32.1
Equity in earnings (loss) of unconsolidated equity affiliates	93,744	985	9,417.2
Miscellaneous - net	16,114	14,251	13.1
Total	348,587	211,451	64.9
Interest and Other Charges:
Interest on long-term debt	498,451	440,334	13.2
Other interest - net	75,502	64,646	16.8
Allowance for borrowed funds used during construction	(23,931)	(29,376)	(18.5)
Total	550,022	475,604	15.6

Income From Continuing Operations Before Income Taxes	1,603,925	1,527,836	5.0
Income Taxes	443,044	559,284	(20.8)
Income From Continuing Operations	1,160,881	968,552	19.9
Loss From Discontinued Operations (net of taxes of $5,423 and ($6,057))	(496)	(44,794)	(98.9)
Consolidated Net Income	1,160,385	923,758	25.6
Preferred dividend requirements of subsidiaries and other	27,783	25,427	9.3
Earnings Applicable to Common Stock	$1,132,602	$898,331	26.1

Earnings Per Average Common Share (from continuing operations):
Basic	$5.46	$4.49	21.6
Diluted	$5.36	$4.40	21.8
Loss Per Average Common Share (from discontinued operations):
Basic	-	($0.21)	-
Diluted	-	($0.21)	-
Earnings Per Average Common Share:
Basic	$5.46	$4.27	27.9
Diluted	$5.36	$4.19	27.9
Average Number of Common Shares Outstanding - Basic	207,456,838	210,141,887
Average Number of Common Shares Outstanding - Diluted	211,452,455	214,441,362

Entergy Corporation
Utility Electric Energy Sales & Customers Entergy New Orleans De-consolidated

Three Months Ended December 31

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	6,942	7,211	(3.7)	(0.3)
Commercial	6,035	5,894	2.4	4.7
Governmental	390	384	1.6	1.5
Industrial	9,582	8,778	9.2	9.2
Total to Ultimate Customers	22,949	22,267	3.1	4.9
Wholesale	2,332	2,648	(11.9)
Total Sales	25,281	24,915	1.5

Twelve Months Ended December 31

	2006	2005	% Change	% Weather-Adjusted
	(Millions of kwh)
Electric Energy Sales:
Residential	31,665	31,569	0.3	1.1
Commercial	25,079	24,401	2.8	2.8
Governmental	1,580	1,568	0.8	0.7
Industrial	38,339	37,615	1.9	1.9
Total to Ultimate Customers	96,663	95,153	1.6	1.9
Wholesale	10,803	11,459	(5.7)
Total Sales	107,466	106,612	0.8

December 31

	2006	2005	% Change
Electric Customers (End of period):
Residential	2,139,282	2,111,421	1.3
Commercial	305,548	296,539	3.0
Governmental	13,166	12,467	5.6
Industrial	42,174	39,287	7.3
Total Ultimate Customers	2,500,170	2,459,714	1.6
Wholesale	31	33	(6.1)
Total Customers	2,500,201	2,459,747	1.6

Customer count data reflects estimates of customers in the hardest hit areas affected by Hurricane Katrina. Issues associated with temporary housing and resumption of service at permanent dwellings render precise counts difficult at this time.